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ACLARA BIOSCIENCES, INC.

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Filed by Aclara BioSciences, Inc.

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

The following is the text of a joint press release issued by Aclara BioSciences, Inc. and ViroLogic, Inc. on October 19, 2004, followed by the script for an investors’ call that took place on October 19, 2004.

Text of Press Release

For Immediate Release October 19, 2004 7:00 a.m. Eastern Time	Contacts:	Investor Relations, ViroLogic (650) 635-1100
Investor Relations, ACLARA (650) 210-1200

ViroLogic and ACLARA Revise Merger Terms

— ViroLogic provides preliminary third quarter revenue estimate—

—Merger to create leader in personalized medicine expected to close by end of year—

— Conference call to review details at 8:30 a.m. EDT today —

South San Francisco and Mountain View, Calif., October 19, 2004 — ViroLogic, Inc., (Nasdaq: VLGC) and ACLARA BioSciences, Inc. (Nasdaq: ACLA) today announced that they have modified the terms of the contingent value rights (CVR) in the definitive merger agreement previously executed by the companies. While CVR terms have been revised, the exchange ratio remains unchanged with each outstanding share of ACLARA common stock to be exchanged for 1.7 shares of ViroLogic common stock and 1.7 CVR. The companies have postponed their respective annual meetings previously scheduled for October 27, 2004. The meetings are expected to be rescheduled to occur later in the fourth quarter of 2004.

In addition, ViroLogic announced today that it expects to report revenue of approximately $8.6 million for the third quarter of 2004 compared to $9.2 million for the third quarter of 2003. As a result, ViroLogic anticipates that revenue for the full year will come in below the low end of its previous 2004 revenue guidance of $38 million to $41 million. ViroLogic plans to announce full financial results for the third quarter and provide an update on the business after the market closes on November 15, 2004.

CVR	Terms

Under the amended agreement, the terms of the CVR have been modified by (i) increasing the maximum potential payment, (ii) allowing for the increase in the potential payment to be made in stock at the option of ViroLogic, (iii) extending the time until the determination date for the payment amount by six months for a total of 18 months and (iv) reducing the ViroLogic stock price at which the maximum payment may be made. These changes have been made to provide greater flexibility to both ACLARA and ViroLogic stockholders, to reflect changes in market valuation since the announcement of the transaction, and to facilitate stockholder support for the merger.

“The revised CVR terms have several advantages for both the ViroLogic and ACLARA stockholders,” stated William D. Young, CEO and Chairman of ViroLogic. “The new terms provide ACLARA stockholders with additional protection. Moreover, the longer timeframe gives ViroLogic, post merger, more time in which to build the value of the business, and thereby potentially eliminate the CVR payments, preserving cash for future investment in the business. Importantly, the maximum potential required cash payment is not affected.”

The revised CVR provides for a potential payment in cash and/or stock of up to $0.88 per CVR, equivalent to $1.50 per ACLARA share (formerly $0.50 per CVR and $0.85 per ACLARA share, respectively), depending on the ViroLogic stock price 18 months (formerly 12 months) following completion of the merger. Under the revised agreement, the maximum payment under the CVR would be $0.88 per CVR, if ViroLogic’s stock price trades at or below an average price of $2.02 per share (formerly $2.40) during the 15 trading days immediately preceding the eighteen-month anniversary of the closing of the merger, declining to $0.00 per CVR if ViroLogic’s stock averages $2.90 per share or higher (unchanged from prior terms) during such time. If any payments are to be made on the CVR, the first $0.50 per CVR will be paid in cash. Any payments due beyond the first $0.50 per CVR can be made in cash, ViroLogic common stock or a combination of cash and stock, at the option of ViroLogic. The CVR is expected to be listed on either the Nasdaq Stock Market or the OTC Bulletin Board.

“The pending merger of ACLARA and ViroLogic promises to create an emerging leader in individualized molecular diagnostics focused on infectious diseases and cancer,” commented Thomas G. Klopack, CEO of ACLARA. “We believe more strongly than ever that the combination of these two companies will leverage ViroLogic’s HIV testing franchise and established commercial infrastructure and ACLARA’s leading-edge eTag™ technology to address a significant need in the development and prescription of targeted cancer treatments, representing a large market opportunity. We are pleased with the progress we have made so far in joint product and integration planning, and we are excited about getting to work together as one company in the very near future.”

The companies expect to file an amended Form S-4, set new dates for their respective annual meetings and circulate a revised Joint Proxy/Prospectus related to the merger as soon as possible. The ViroLogic board of directors and management structure after the merger will be as previously announced. The merger is expected to close by the end of the fourth quarter.

ViroLogic Preliminary Third Quarter Revenue

While several factors affected revenue in the third quarter of 2004, volume of in-coming patient samples grew versus the third quarter of 2003. This growth was despite hurricanes impacting testing volume in the Southeast, particularly Florida, which represents one of the largest and fastest growing HIV testing markets. A preliminary analysis shows that patient testing revenue is expected to be approximately $5.9 million for the third quarter of 2004, versus $6.2 million in the third quarter of 2003. The factors affecting patient testing revenue included a higher than expected number of tests for which results could not be generated due to sample handling and quality prior to submission to ViroLogic. In addition, the Company had a larger than normal backlog of in-process tests. Revenue from the pharmaceutical testing business is expected to be approximately $2.1 million compared to $2.6 million in the third quarter of 2003 reflecting the previously disclosed delays in the start of certain late-stage clinical trials.

“We are aggressively addressing the underlying factors that contributed to this quarter’s results,” said Young. “However, we were encouraged by the increased interest in our combination PhenoSense GT™ product in the third quarter, since this is a good indicator of growing acceptance by physicians and patients of the importance of testing for helping determine appropriate HIV therapies. We continue to see a robust pipeline of potential HIV therapies entering clinical trials and pharmaceutical companies continue to choose ViroLogic as their provider of resistance testing for these trials.”

Voting Agreements

The directors and executive officers of both ViroLogic and ACLARA have agreed to vote the shares owned by them in favor of the merger. In addition, the two largest stockholders in ACLARA, Tang Capital Partners, L.P. and Perry Corp., have agreed to vote the ACLARA shares owned by them in favor of the merger. The aggregate number of ACLARA shares covered by these voting agreements is approximately 8.6 million, representing approximately 24% of ACLARA’s outstanding shares.

Conference Call Details

The companies will host a conference call today, October 19, 2004, at 8:30 a.m. Eastern Time. To access the live call, please dial 800-901-5217 (U.S.) or 617-786-2964 (international). The conference ID is 32753826. Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. Access to live and archived audio of the conference call will be available by following the appropriate links at www.virologic.com and clicking on the Investor Relations link, or by going to www.aclara.com and clicking on the Conference Calls link in the Investor Relations section. Following the live broadcast, a telephone replay will also be available at 888-286-8010 (U.S.) or 617-801-6888 (international), passcode 88035276, until midnight Eastern Time on October 26, 2004.

The information provided on the teleconference is only accurate at the time of the conference call, and ViroLogic and ACLARA will take no responsibility for providing updated information except as required by law.

About	ViroLogic

ViroLogic is a biotechnology company advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious infectious diseases such as AIDS and hepatitis. The Company’s products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company’s technology is also being used by numerous biopharmaceutical companies to develop new and improved antiviral therapeutics and vaccines targeted at emerging drug-resistant viruses. More information about the Company and its technology can be found on its web site at www.virologic.com.

About ACLARA

Founded in 1995, ACLARA is a biotechnology company working to provide physicians and researchers products and services to make personalized medicine a reality through its protein-based assay technology – the eTag™ System. ACLARA is dedicated to unlocking the power of pathway biology to accelerate the development of next-generation targeted therapeutics, recognizing the most appropriate patients for approved therapies and identifying the highly-specific, protein-based biomarkers that will enable physicians to create truly personalized treatment regimens for patients suffering from cancer and other life-threatening disorders.

ACLARA is commercializing its proprietary eTag System to enhance and accelerate drug discovery research and the preclinical and clinical development of targeted therapeutics. ACLARA’s technology may also enable the development of highly-specific, protein-based diagnostics capable of providing physicians with a powerful tool for creating personalized treatment regimens for patients suffering from serious and difficult-to-treat cancers. For more information on ACLARA please visit the Company’s web site at www.aclara.com.

Forward Looking Statements

Certain statements in this press release are forward-looking, including statements relating to revenue growth, expectations of testing products and actions designed to continue the growth of patient testing revenue, the ability of the combined companies to create a leader in molecular diagnostics for personalized medicine in oncology and infectious disease, the size of the oncology testing opportunity and the approval of new targeted therapeutics requiring individual patient testing, and the timing of completion of the merger. These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to: risks related to the inability to obtain, or meet conditions imposed for, governmental and other approvals of the merger, including approval by stockholders of the companies; the risk that the ViroLogic and ACLARA businesses will not be integrated successfully; risks related to any uncertainty surrounding the merger, and the costs related to the merger; the risks that the Companies’ products may not perform in the same manner as indicated in this press release; whether the combined company successfully conducts clinical trials and successfully introduces new products; risks related to the commercialization of ACLARA’s eTag assay system; risks related to the implementation of ViroLogic’s distribution agreement with Quest; whether others introduce competitive products; the risk that the combined company’s products for patient testing may not continue to be accepted or that increased demand from drug development partners may not develop as anticipated; the risk that gross margins may not increase as expected; the risk that the combined company may not continue to realize anticipated benefits from its cost-cutting measures; the timing of pharmaceutical company clinical trials; whether payors will authorize reimbursement for its products; whether the FDA or any other agency will decide to regulate the combined company’s products or services; whether the combined company will encounter problems or delays in automating its processes; whether intellectual property underlying ViroLogic’s PhenoSense technology and ACLARA’s eTag System is adequate; the ultimate validity and enforceability of the companies’ patent applications and patents; the possible infringement of the intellectual property of others and whether licenses to third party technology will be available; and whether the combined company is able to build brand loyalty and expand revenues. For a discussion of other factors that may cause ViroLogic’s and ACLARA’s actual events to differ from those projected, please refer to each Company’s most recent annual reports on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission.

Additional Information

ViroLogic, Inc. intends to file with the Securities and Exchange Commission an amended registration statement on Form S-4 that will include a joint proxy statement/prospectus of ViroLogic and ACLARA and other relevant documents in connection with the proposed transaction. Investors and security holders of ViroLogic and ACLARA are advised to read the amended joint proxy statement/prospectus when it becomes available, and other documents filed by ViroLogic and ACLARA, because they will contain important information about ViroLogic, ACLARA and the proposed transaction. Investors and security holders may obtain a free copy of the amended joint proxy statement/prospectus, when available, and other documents filed by ViroLogic and ACLARA at the Securities and Exchange Commission’s web site at www.sec.gov. The joint proxy statement/prospectus and such other documents may also be obtained, when available, from ViroLogic by directing such request to ViroLogic, Inc., 345 Oyster Point Boulevard, South San Francisco, California 94080, Attention: Investor Relations. The joint proxy statement/prospectus and such other documents may also be obtained, when available, from ACLARA by directing such request to ACLARA BioSciences, Inc., 1288 Pear Avenue, California 94043, Attention: Investor Relations. ViroLogic, ACLARA and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of ViroLogic and ACLARA with respect to the transactions contemplated by the merger agreement. A description of any interests that ViroLogic’s or ACLARA’s directors and executive officers have in the proposed merger will be included in the joint proxy statement/prospectus. Information regarding ViroLogic officers and directors is included in ViroLogic’s 10-K/A filed with the Securities and Exchange Commission on April 23, 2004. Information regarding ACLARA’s officers and directors is included in ACLARA’s 10-K/A filed with the Securities and Exchange Commission on April 29, 2004. These materials are available free of charge at the Securities and Exchange Commission’s web site at http://www.sec.gov and from ViroLogic and ACLARA.

# # #

TEXT OF SCRIPT

VIROLOGIC/ACLARA REVISED MERGER CONFERENCE CALL

OCTOBER 19, 2004

FINAL

I. [Tom O’Neil to read]

•	Before we begin, I’d like to read the following statement:

Certain statements on this conference call are forward-looking, including statements relating to revenue growth, expectations of testing products and actions designed to continue the growth of patient testing revenue, the ability of the combined companies to create a leader in molecular diagnostics for personalized medicine in oncology and infectious disease, the size of the oncology testing opportunity and the approval of new targeted therapeutics requiring individual patient testing, and the timing of completion of the merger. These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed. These risks and uncertainties include, but are not limited to: risks related to the inability to obtain, or meet conditions imposed for, governmental and other approvals of the merger, including approval by stockholders of the companies; the risk that the ViroLogic and ACLARA businesses will not be integrated successfully; risks related to any uncertainty surrounding the merger, and the costs related to the merger; the risks that the Companies’ products may not perform in the same manner as indicated in this press release; whether the combined company successfully conducts clinical trials and successfully introduces new products; risks related to the commercialization of ACLARA’s eTag assay system; risks related to the implementation of ViroLogic’s distribution agreement with Quest; whether others introduce competitive products; the risk that the combined company’s products for patient testing may not continue to be accepted or that increased demand from drug development partners may not develop as anticipated; the risk that gross margins may not increase as expected; the risk that the combined company may not continue to realize anticipated benefits from its cost-cutting measures; the timing of pharmaceutical company clinical trials; whether payors will authorize reimbursement for its products; whether the FDA or any other agency will decide to regulate the combined company’s products or services; whether the combined company will encounter problems or delays in automating its processes; whether intellectual property underlying ViroLogic’s PhenoSense technology and ACLARA’s eTag System is adequate; the ultimate validity and enforceability of the companies’ patent applications and patents; the possible infringement of the intellectual property of others and whether licenses to third party technology will be available; and whether the combined company is able to build brand loyalty and expand revenues. For a discussion of other factors that may cause ViroLogic’s and ACLARA’s actual events to differ from those projected, please refer to each Company’s most recent annual reports on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission.

ViroLogic, Inc. intends to file with the Securities and Exchange Commission an amended registration statement on Form S-4 that will include a joint proxy statement/prospectus of ViroLogic and ACLARA and other relevant documents in connection with the proposed transaction. Investors and security holders of ViroLogic and ACLARA are advised to read the amended joint proxy statement/prospectus when it becomes available, and other documents filed by ViroLogic and ACLARA, because they will contain important information about ViroLogic, ACLARA and the proposed transaction. Investors and security holders may obtain a free copy of the amended joint proxy statement/prospectus, when available, and other documents filed by ViroLogic and ACLARA at the Securities and Exchange Commission’s web site at www.sec.gov. The joint proxy statement/prospectus and such other documents may also be obtained, when available, directly from ViroLogic and ACLARA. ViroLogic, ACLARA and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of ViroLogic and ACLARA with respect to the transactions contemplated by the merger agreement. A description of any interests that ViroLogic’s or ACLARA’s directors and executive officers have in the proposed merger will be included in the joint proxy statement/prospectus on Form S-4 filed on September 28, 2004. Information regarding ViroLogic and ACLARA officers and directors is included in the joint Form S-4.

•	I would now like to turn the call over to Bill Young, Chairman and CEO of ViroLogic.

Bill Young:

•	Good morning everyone. With me this morning is Tom Klopack, the CEO of ACLARA.

•	This morning I want to review two important items: first, an update on ViroLogic’s preliminary third quarter revenue estimates and second, the revised merger terms for the pending combination of ViroLogic and ACLARA.

•	Let me start by reiterating that ViroLogic and ACLARA remain fully committed to the merger. We continue to believe, today more than ever, that together we can create an exciting new company with increased product and market prospects. The combined company will leverage ViroLogic’s HIV testing franchise and established commercial laboratory business and ACLARA’s proprietary molecular assay platform known as the eTag™ System to create an emerging leader in individualized molecular diagnostics focused on infectious diseases and cancer.

•	With over 1 million new cases of solid tumor cancer diagnosed annually and a growing list of potential and approved targeted therapies, there exists a significant need to appropriately identify patients for these targeted therapies. We, therefore, have an unusual opportunity to incorporate ACLARA’s technology platform to build on our established commercial infrastructure to focus on markets that affect many more patients than we currently address.

•	Turning to ViroLogic’s third quarter revenue. We expect to report revenue of approximately $8.6 million for the third quarter of 2004 compared to $9.2 million for the third quarter of 2003. As a result, full year revenue is anticipated to be below the low end of our previous 2004 revenue guidance of $38 million to $41 million. We will announce full financial results for the third quarter and provide an update on the business after the market closes on November 15, 2004.

•	A preliminary analysis shows that patient testing revenue is expected to be approximately $5.9 million for the third quarter of 2004, versus $6.2 million in the third quarter of 2003.

•	The factors affecting patient testing revenue included a higher than expected number of tests for which results could not be generated due to sample handling and quality prior to submission to ViroLogic.

•	In addition, we had a larger than normal backlog of in-process tests.

•	We are aggressively addressing this set of issues.

•	Revenue from the pharmaceutical testing business is expected to be approximately $2.1 million compared to $2.6 million in the third quarter of 2003 reflecting the previously disclosed delays in the start of certain late-stage clinical trials. We continue to see a robust pipeline of potential HIV therapies entering clinical trials and pharmaceutical companies continue to choose us as their partner in these trials.

•	Several trends are positive in the third quarter despite lower revenue. Volume of in-coming patient samples grew versus the third quarter of 2003. This growth was despite hurricanes impacting testing volume in the Southeast, particularly Florida, which represents one of the largest and fastest growing HIV testing markets. In addition, we are pleased that Phenosense GT™ tests have continued to grow as a percent of our total patient testing business. We believe that growth in the Phenosense GT test, our combination resistance test, is a good indicator of growing acceptance by physicians and patients of the importance of testing for helping determine appropriate HIV therapies.

•	Let me turn to the details of the revised merger terms.

•	Under the amended agreement, the terms of the CVR have been modified by (i) increasing the maximum potential payment, (ii) allowing for the increase in the potential payment to be made in stock at the option of ViroLogic, (iii) extending the time until the determination date for the payment amount by six months for a total of 18 months and (iv) reducing the ViroLogic stock price at which the maximum payment may be made. While CVR terms have been revised, the exchange ratio remains unchanged with each outstanding share of ACLARA common stock to be exchanged for 1.7 shares of ViroLogic common stock and 1.7 CVR.

•	Under the revised agreement, the maximum payment under the CVR would be $0.88 per CVR, equivalent to $1.50 per ACLARA share, if ViroLogic’s stock price trades at or below an average price of $2.02 per share during the 15 trading days immediately preceding the eighteen-mongh anniversary of the closing of the merger, declining to $0.00 per CVR if ViroLogic’s stock averages $2.90 per share or higher during such time. The previous terms were for the cash payment to be a maximum $0.50 per CVR, or $0.85 per ACLARA share, if ViroLogic traded at, or below, $2.40, 12 months after the close of the merger.

•	If any payments are to be made on the CVR, the first $0.50 per CVR will be paid in cash. Any payments due beyond the first $0.50 per CVR, can be made in cash, ViroLogic common stock or a combination of cash and stock, at the option of ViroLogic.

•	The revised CVR terms have several advantages for both the ViroLogic and ACLARA stockholders. The new terms provide ACLARA stockholders with additional protection and reflect changes in market valuation since the announcement of the transaction. The revisions also facilitate stockholder support for the merger with ACLARA’s two largest stockholders agreeing to vote in favor of the revised merger.

•	Moreover, the longer timeframe gives ViroLogic, post merger, more time in which to build the value of the business, thereby potentially eliminating the CVR payments, and preserving cash for future investment. Importantly, the maximum potential required cash payment is not affected.

•	In addition to the previously executed voting agreements by both companies’ directors and officers, the two largest stockholders in ACLARA, Tang Capital Partners and Perry Corp., have agreed to vote their ACLARA shares in favor of the merger. The aggregate number of ACLARA shares covered by these voting agreements is approximately 8.6 million, representing approximately 24% of ACLARA’s outstanding shares.

•	The companies expect to file an amended Form S-4, set new dates for their respective annual meetings and circulate a revised Joint Proxy/Prospectus related to the merger as soon as possible. The merger is expected to close by the end of the fourth quarter.

•	Let me now turn the call over to Tom Klopack, CEO of ACLARA.

Tom Klopack

•	Thank you, Bill.

•	We continue to be excited by the promise of our eTag technology and believe that the strategic combination of the strengths of both ACLARA and ViroLogic will accelerate its true potential.

•	Since we announced the merger, ACLARA has made significant progress, having some of today’s key opinion leaders in targeted cancer therapy join our Scientific Advisory Board and signing an important agreement with GSK, a major cancer therapy player. We also presented key data at several scientific conferences, including the EORTC/NCI/AACR meeting in Europe several weeks ago demonstrating the potential benefits of the eTag technology in drug development and patient testing for cancer.

•	Moving forward, we believe that we are building a stronger company by increasing our ability to develop products in the area of personalized medicine.

•	As we did our due diligence and worked together on the initial product and integration planning, it is evident to us that ACLARA and ViroLogic compliment each other from a cultural and scientific standpoint. We both believe in high-quality science, development of our people, and strong business performance building shareholder value.

•	All of us involved in this transaction remain excited and committed to the product and technology opportunities it creates.

•	With the benefit of technological and operational synergies and substantial financial resources, the combined company will seek to rapidly exploit the large emerging market opportunity for molecular testing.

•	We believe that with the personnel and expertise to navigate the market, the regulatory process, and the world of scientific discovery, and the resources to advance these programs, we are creating a company with uncommon value and strength across all aspects of its business.

•	Let me turn the call back over to Bill

Bill Young: Closing

•	Thank you, Tom. Before we open the call for questions, let me take this opportunity to thank the stockholders of both companies. Together we believe we can enhance both businesses and create increased value for both ViroLogic and ACLARA stockholders.

•	Thank you for joining us today.

•	Now I will ask the operator to open the call for questions.

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